SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 27, 2005

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

0-21764	59-1162998
(Commission File Number)	(IRS Employer Identification Number)

3000 N.W. 107th Avenue, Miami Florida 33172

(Address of Principal Executive Offices)

Registrant’s telephone number (305) 592-2830

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement;

The Compensation Committee of the Company’s Board of Directors met on April 27, 2005 and approved certain matters relating to the compensation of the Company’s named executive officers, George Feldenkreis, Oscar Feldenkreis, George Pita, and Alberto de Cardenas, as follows:

1.	The Committee approved the payout of bonuses for the fiscal year ended January 31, 2005. George Feldenkreis, George Pita and Alberto de Cardenas were awarded bonuses of $100,000, $20,000 and $20,000, respectively.

2.	The Committee established bonus goals for the fiscal year ending January 31, 2006 (“Fiscal 2006”), subject to shareholder approval of the Company’s 2005 Long Term Incentive Compensation Plan to be voted upon at the Company’s 2005 annual meeting. George Feldenkreis and Oscar Feldenkreis will receive bonuses based on a percentage of their respective base salaries if the Company achieves certain operating income goals. George Feldenkreis’ and Oscar Feldenkreis’ potential bonuses will range from 60%, if the Company achieves the threshold goal, to 100%, if the Company achieves the target goal, to 180%, if the Company achieves the maximum goal. In all cases, achievement of operating income between goals would result in payment of a percentage of their base salaries that is on a straight-line interpolation between the two relevant goals.

3.	The Compensation Committee also approved employment agreements for George Pita and Alberto de Cardenas. The employment agreement for Mr. Pita is effective as of May 1, 2005, expires in April 2007, and provides for an initial annual salary of $300,000, effective as of February 1, 2005, and eligibility for an annual bonus. If the Company terminates Mr. Pita’s employment without cause (as that term is defined in his employment agreement) he is entitled to a severance payment equal to six months’ salary. In the event the Company terminates Mr. Pita’s employment without cause or Mr. Pita terminates his employment for good reason (as that term is defined in his employment agreement) within twelve months following a change in control (as that term is defined in his employment agreement), (i) any unvested options held by Mr. Pita will become immediately vested and will remain exercisable for 60 days and (ii) Mr. Pita will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Pita in the fiscal year prior to the termination. Mr. Pita may not enter into any employment or other agency relationship with certain of the Company’s competitors during his employment or for a period of six months following his separation from the Company, for any reason. Mr. Pita also may not, directly or indirectly, without the Company’s express written permission, for a period of two years after his separation from the Company, employ anyone who is a consultant or employee of the Company at the time of his separation from the Company or who was a consultant or employee during the six-month period prior to his separation from the Company. The employment agreement for Mr. de Cardenas is effective as of May 1, 2005, expires in April 2007, and provides for an initial annual salary of $220,000 and eligibility for an annual bonus. Mr. de Cardenas’ employment agreement contains termination and restrictive covenant provisions similar to those set forth in Mr. Pita’s agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Rosemary Trudeau
Rosemary Trudeau, Vice President-Finance

Date: May 2, 2005